Prospectus Supplement dated October 1, 2010	Filed Pursuant to Rule 424(b)(3) File No. 333-149239

SOLIGENIX, INC.

This prospectus supplement supplements:

▪	the prospectus dated April 30, 2010 relating to the offer and sale by the selling stockholders identified in the prospectus of up to 26,563,613 shares of our common stock.

Recent Event

On September 27, 2010, Soligenix, Inc. (the “Company”) disclosed its revised guidance relating to the expected completion date for the Company’s confirmatory Phase 3 clinical trial of orBec® in the treatment of acute gastrointestinal Graft-versus-Host disease from the first half of 2011 to the second half of 2011.

This prospectus supplement should be read in conjunction with, and may not be utilized without, the relevant prospectus and prospectus supplement, which are to be delivered with this prospectus supplement. This prospectus supplement is qualified by reference to the relevant prospectus and prospectus supplement, except to the extent that the information in this prospectus supplement updates and supersedes the information contained in such prospectus, including any supplements or amendments thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.